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                                                                   EXHIBIT 10.24


                              English Translation

CONTRACT OF EMPLOYMENT


The following is agreed between

IFCO International Food Container Organisation GmbH
Zugspitzstr. 15
82049 Pullach
- referred to below as "IFCO" or the "company" - and
Mr. Gustav Sandahl
Marie Margrethevej 6
DK-6100 Haderslev
- referred to below as the "employee" -

I. Position
(1)     The employee is appointed as the German sales manager of IFCO GmbH.

(2)     IFCO is also entitled to delegate comparable activities to the employee.

(3) The employee reports to the management and is responsible for providing appropriate information on all the business processes which affect his range of duties.

(4)     The employee's place of work is Munich.


II.     Working hours
(1) Daily working hours are governed by the operational requirements.

(2) The employee declares himself ready to work overtime and additional hours including work and travelling on Saturdays, Sundays and public holidays.


III.     Remuneration

(1) As remuneration for his work, the employee shall receive a fixed annual salary of DM 158,000 (In words: One hundred and fifty eight thousand Deutschmarks) payable in 12 equal monthly instalments. The monthly salary shall be paid on the last day of the month.

(2) The employee shall receive a variable, annual bonus oriented to the company's annual result and the employee's personal contribution. A supplementary agreement shall govern the details of this. It is pointed out that this bonus is a voluntary, additional payment made by the company and that the employee may not derive any claim for subsequent years even after repeated payment of such.
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(3)     Payment of this salary compensates all overtime/extra hours worked and any Sunday and holiday bonuses which arise on account of travelling (i.e. in particular driving and flight times).


IV.    Other benefits provided by the employer
(1) The company shall provide the employee with a company car (e.g. BMW series 5) for the duration of the contract of employment in accordance with the corporate guidelines. operating and maintenance costs shall be paid by IFCO. The company car may be used for private purposes within the usual scope; the costs of petrol associated with this are paid by the employee. Current fiscal regulations apply to the monetary value of the benefit. The employee is obliged to return the vehicle to IFCO on first request without any right of retention.


V.     Expenses
The employee shall be reimbursed for documented travel expenses incurred on approved journeys made on the company's behalf within the framework of the prevailing company guidelines and the respective fiscal guidelines applicable.


VI.     Illness
(1) In case of illness without culpability which prevents the employee from exercising his duties, the employee is entitled to continued payment of his basic salary for a maximum of 6 months.

(2) The employee shall inform IFCO without delay of any incapacity or inability to work and the likely duration of such. On request, the reasons for the incapacity or inability to work shall be given. If the illness lasts three days or more, the employee shall provide the company with a doctor's note confirming his illness and which states the start and the likely duration of the inability to work. If the inability to work extends beyond that stated in the doctor's note, the employee is obliged to inform the company of this without delay and to submit a new medical certificate within three days.

(3) If the inability to work is caused by a third party, the employee hereby assigns all claims to damages or other recompense against this third party to IFCO to the amount of the salary payments made by IFCO.


VII.  Holidays
(1) The employee has an annual holiday entitlement of 30 working days. Working days are all weekdays except Saturdays, Sundays and public holidays at the company's headquarters.

(2) Holidays shall be applied for in good time and approved by the superior or the company's management.

(3) Reasonable account shall be taken of operational requirements when planning and starting holidays. Any operational holidays shall be offset against the annual holiday entitlement.
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VIII. Auxiliary activities
The employee is obliged to provide IFCO with his full working capacity. Auxiliary work, either paid or unpaid which restricts the employment relationship, and co-operation with or participation in another company requires prior permission in writing from the management of IFCO.


IX.     Secrecy and return of documents
(1) The employee is obliged, particularly after this contract of employment has ended, to keep all confidential matters and the company's business secrets which become known to him in the course of his work for the company (in particular, processes, data, expertise, marketing plans, business strategies, unpublished balance sheet figures, licenses, prices, costs and lists of employees, customers and suppliers) strictly secret, and to neither pass these on to third parties nor utilise these for own purposes or those of third parties.


(2) The employee shall treat all objects and documents belonging to IFCO or provided to him by IFCO circumspectly, and to safeguard these in such a way that they cannot come into the hands of unauthorised persons.

(3) On leaving the company without prompting, and on request during the existence of the contract of employment, the employee shall return to the company all objects in his possession which belong to the company, as well as all documents which concern the company's business operations and/or contain confidential information in the sense of Paragraph (1) above - in particular, all notes, memoranda, records, drawings, minutes, reports, files, samples, books, diagrams and similar documents (as well as copies or other reproductions of such and all own records; including hardware and software) ("objects/documents). The employee recognises that all documents are the sole possession of the company. The employee has no right of retention to the objects/documents.


X.     Prohibition of head-hunting
During or after termination of his contract of employment, the employee agrees not to poach other employees from the company, nor encourage these to terminate their working relationship with the company.


XI.     Protected rights
(1) The employee shall transfer the exclusive rights of use and exploitation, without restriction on time, space or content, to the company for all working results capable of being patented or otherwise protected by commercial propriety rights which the employee produces during the course of the contract of employment within the framework of his contractual working duties. The transfer of rights of use and exploitation includes permission to process and to issue licenses to third parties. The employee expressly waives all other rights to working results accruing to him as the author. In particular, the right to designate the work and to allow access to it. The transfer of rights of use and exploitation and the aforesaid waiver are
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recompensed in full by payment of the salary agreed under Section III (1) above.

(2) At IFCO's request, the employee shall support the former in obtaining copyrights and other commercial proprietary rights for the employee's working results, also in other countries. To this end, the employee shall complete and submit all applications, declarations of assignment and other legal declarations and sign all documents which are required or requested by the company in order to transfer the rights to the working results fully to the company and to enable the company, its successors and assignees to secure the complete and exclusive use and benefits of the working results, and to exploit these. During the duration of the contract of employment, the employee shall receive no further remuneration for fulfilment of this duty of co-operation with the exception of reimbursement of the expenses incurred by him on account of the company's demands. Insofar as the employee fulfils the duty of co-operation after the employment relationship has ended, he shall receive a reasonable daily rate and be reimbursed for the expenses incurred by him on account of the company's demands.

(3)     The Employee Invention Act applies to employee inventions.


XII.    Commencement and termination of contract
(1)     The contract of employment commences on 01/1/1998.

(2) Notice of termination for both parties is three months to the end of the calendar half-year. Any legal extension to the period of notice incurred by the company shall apply likewise to termination by the employee.

(3)     The right to serve extraordinary notice remains unaffected.

(4) If proper notice is served, the company is entitled to release the employee from further duties until the contract of employment ends.


XIII.   Miscellaneous
(1)     The contract of employment is subject to German law.

(2) This contract replaces all previous agreements, including any verbal understandings.

(3) Changes and supplements to this contract, including this clause, and notice of termination must be in writing to be legally effective.

(4) If individual provisions of this contract are or become ineffective, this casts no doubt on the effectiveness of the remaining provisions. A regulation shall be agreed to replace the ineffective provision, one which comes closest to the financial purpose intended by the parties.


XIV.    Place of fulfilment
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Unless agreed otherwise, the place of fulfilment for the contract of employment and all the obligations arising from it is the company's headquarters in Pullach.

Pullach, 4/11/98

/s/ Juergen Benz   /s/ Andreas Suck    /s/ Gustav Sandahl
IFCO International Food                Gustav Sandahl
Container Organisation GmbH